Issuer Free Writing Prospectus, dated June 3, 2010
Filed Pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement
dated June 3, 2010 and
Registration Statement No. 333-159040
Health Care REIT, Inc.
Pricing Term Sheet
$150,000,000 6.125% Notes due 2020

Issuer:	Health Care REIT, Inc.

Size:	$150,000,000 (upon issuance will be fungible with outstanding $300,000,000 of the Notes)

Maturity:	April 15, 2020

Coupon (Interest Rate):	6.125%

Yield to Maturity:	6.000%

Spread to Benchmark Treasury:	T+261.6 bps

Benchmark Treasury:	3.500% due May 15, 2020

Benchmark Treasury Price and Yield:	100-31/3.384%

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2010

Redemption Provision:	T+35 bps

Price to Public:	100.908%

Settlement Date:	T+3; June 8, 2010

Accrued Interest Payable to the Issuer:	$1,556,770.83 accrued from and including April 7, 2010 to and excluding the settlement date

CUSIP / ISIN:	42217K AS5 / US42217KAS50

Ratings*:	Baa2 by Moody’s Investors Service, Inc./BBB- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Banc of America Securities LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Agricole Securities (USA) Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a base prospectus) and a related preliminary prospectus supplement dated June 3, 2010 with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the related preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC or Deutsche Bank Securities Inc. can arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, or calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611.